Exhibit 3.4

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on 30 September 2025 between Iron Horse Acquisition II Corp. (the “Surviving Company”) and Iron Horse Acquisitions Corp. II (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Statute.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies to this Merger are the Surviving Company and the Merging Company.

2	The surviving company is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$5,100 divided into 50,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 and the Surviving Company will have 5,750,000 ordinary shares in issue.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$5,100 divided into 50,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have 5,750,000 ordinary shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger are such that, on the Effective Date, each share issued and outstanding in the Merging Company on the Effective Date shall be cancelled and each share issued and outstanding in the Surviving Company immediately prior to the Effective Date shall continue to be one share in the Surviving Company.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company in the form annexed at the Annexure hereto.

9	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

10	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11	The names and addresses of each director of the surviving company are:

11.1	Jose Antonio Bengochea of 851 Broken Sound Parkway NW, Suite 230, Boca Raton, Florida, 33487, United States of America; and

11.2	William J. Caragol, Jr. of 851 Broken Sound Parkway NW, Suite 230, Boca Raton, Florida, 33487, United States of America.

12	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

13	This Plan of Merger has been authorised by the sole shareholder of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute.

14	At any time prior to the Effective Date, this Plan of Merger may be:

14.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

14.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

15	This Plan of Merger may be executed in counterparts.

16	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

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In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Jose Antonio Bengochea
Iron Horse Acquisition II Corp.	)	Director

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Jose Antonio Bengochea
Iron Horse Acquisitions Corp. II	)	Director

Annexure

Memorandum and Articles of Association of the Surviving Company